Exhibit 10.3

CFS BANCORP, INC.
2008 OMNIBUS EQUITY INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT
PERFORMANCE

THIS AGREEMENT (the “Agreement”), made and executed as of the ___ day of _____, 20__, between CFS Bancorp, an Indiana corporation (the “Company”), and ___________________, an Employee or Non-employee Director of the Company or one of its Affiliates (the “Participant”).
WITNESSETH:
WHEREAS, the Company has adopted the CFS Bancorp, Inc. 2008 Omnibus Equity Incentive Plan (the “Plan”) and the Participant has been designated by the Committee or its delegate as an individual to whom Restricted Stock should be granted;
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the Company and the Participant agree as follows:

1.
Award of Restricted Stock. The Company hereby awards to the Participant, __________ (00000) Shares of common stock of the Company (hereinafter, the “Restricted Stock”), which shall be restricted and subject to the terms and conditions of this Agreement and the provisions of the Plan. All provisions of the Plan, including defined terms, are incorporated herein and expressly made a part of this Agreement by reference. The Participant hereby acknowledges that he or she has received a copy of the Plan.

2.
Period of Restriction and Vesting. The Period of Restriction shall begin on the Grant Date and end, except as otherwise provided in the Plan, on the date the Shares of Restricted Stock become earned and vested. The Grant Date is [__________]. For purposes of this Agreement, the Shares of Restricted Stock shall become earned and vested as provided in subsections 2(a) and (b).

(a)
Earned. The percentage of Restricted Stock that shall be considered “earned” by the Participant is based on the attainment of the Performance Goals as determined by the Committee or its delegate for the year ended [___________], which are set forth on Exhibit A hereto.

Restricted Stock that is not earned shall be forfeited and the Participant shall have no rights or claims thereto.

(b)
Vested. Restricted Stock that is earned by the Participant under subsection 2(a) of this Agreement shall vest and no longer be forfeitable, except as provided in Sections 3 and 4 of this Agreement, in accordance with the following schedule, provided the Participant is an Employee or Non-employee Director on such date:

Date	Cumulative Percent Vested
[____________]	33%
[____________]	66%
[____________]	100%

The number of Shares of Restricted Stock that vest will be based on the number of Shares earned using [_____________] results pursuant to subsection 2(a). The Restricted Stock that does not vest shall be forfeited and the Participant shall have no rights or claims thereto.

3.	Effect of Termination of Service.

(a)
Death, Disability or Retirement. In the event of the Participant's Termination of Service due to death, Disability or, in the case of an Employee, Retirement during the Period of Restriction, the restrictions on his or her Shares of Restricted Stock will lapse and the Shares will be considered earned at the Performance Target Rate and the Participant (or his or her Beneficiary) will, on the date of such Termination of Service, be fully vested in the earned Shares of Restricted Stock.

(b)
Other Terminations of Service. In the event of the Participant's Termination of Service for any reason during the Period of Restriction other than a Termination of Service due to death, Disability or, in the case of an Employee,

Retirement, all Shares of Restricted Stock still subject to restriction will be forfeited and the Participant shall have no rights or claims thereto.

4.
Effect of Change in Control. Notwithstanding any other provision of the Plan or this Agreement to the contrary, in the event of a Change in Control of the Company, all Awards granted under this Agreement that then are outstanding and that are not then “earned,” as described in subsection 2(a) of this Agreement, will be deemed to be earned at the Performance Target Rate as of the effective time of the Change in Control; and such Awards that are earned or deemed to be earned will become immediately vested and all restrictions and Performance Goals will be removed, as of the effective time of the Change in Control.

5.
Dividends and Voting Rights. Cash dividends paid with respect to the Restricted Stock shall be held by the Company, without interest or earnings thereon, along with the certificates (if any) representing the Restricted Stock subject to the Award and shall be paid to the Participant only upon vesting of the Restricted Stock to which the dividends are attributable. The Participant may exercise voting rights associated with the Restricted Stock as of the Grant Date.

6.
Nontransferability. Until the end of the Period of Restriction, the Restricted Stock cannot be (a) sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, or (b) subject to execution, attachment or similar process. Any attempted or purported transfer of Restricted Stock in contravention of this Section or the Plan shall be null and void and of no force or effect whatsoever; provided, however, that the Shares of Restricted Stock may be transferred to the Company in connection with exercise of an Option as provided in Section 6.6 of the Plan.

7.
Issuance of Shares. At or within a reasonable period of time following execution of this Agreement, the Company shall issue, in book entry form, the Restricted Stock. The Restricted Stock shall be held by the Company until all restrictions have lapsed or been removed. Within a reasonable period of time following the end of the Period of Restriction, the Company shall issue to the Participant or his beneficiary the number of Shares of Restricted Stock earned and vested under Section 2 of this Agreement and less any withholding required by Section 8 of this Agreement.

8.
Income and Employment Tax Withholding. The Participant shall be solely responsible for paying to the Company all required federal, state, city and local income and employment taxes which arise on the expiration of the Period of Restriction and the vesting of the Shares of Restricted Stock. The Participant may satisfy any withholding tax obligation by having the Company retain Shares of Restricted Stock which have a Fair Market Value, determined as of the date of the issuance of such Restricted Stock to the Participant, equal to the amount of the minimum withholding tax to be satisfied by that retention.

9.	Mitigation of Excise Tax. The Participant acknowledges that the Restricted Stock issued hereunder is subject to reduction by the Committee for the reasons specified in Section 14.9 of the Plan.

10.
Indemnity. The Participant hereby agrees to indemnify and hold harmless the Company and its Affiliates (and their respective directors, officers and employees), and the Committee, from and against any and all losses, claims, damages, liabilities and expenses based upon or arising out of the incorrectness or alleged incorrectness of any representation made by the Participant to the Company or any failure on the part of the Participant to perform any agreements contained herein. The Participant hereby further agrees to release and hold harmless the Company and its Affiliates (and their respective directors, officers and employees) from and against any tax liability, including without limitation, interest and penalties, incurred by the Participant in connection with the Participant's participation in the Plan.

11.
Legal Requirements. The restrictions imposed hereunder shall not lapse upon expiration of the Period of Restriction if such lapse would constitute a violation of any applicable federal or state securities or other law or regulation and shall only lapse upon the termination of such violation. As a condition to the receipt of the Restricted Stock Shares covered by this Award, the Company may require the Participant to make any representation and warranty to the Company as may be required by any applicable law or regulation.

12.
Cancellation and Repayment. To the extent required by applicable law or regulations, the Company may cancel all or any portion of the Shares of Restricted Stock not yet vested and/or require repayment of any Shares (or the value thereof) issued to Participant in respect of this Agreement.

13.
Holding Requirement. Participant agrees to hold any Shares issued in respect of this Agreement to the extent required by any Company stock ownership or holding period requirements applicable to Participant.

14.
Effect of Headings. The descriptive headings of the Sections and, where applicable, subsections, of this Agreement are inserted for convenience and identification only and do not constitute a part of this Agreement for purposes of interpretation.

15.	Amendment. The Company may, at any time, and from time to time, alter, amend, modify, suspend or terminate this Agreement, in whole or in part, with Participant's agreement.

16.
Controlling Laws. Except to the extent superseded by the laws of the United States, the laws of the State of Indiana, without reference to the choice of law principles thereof, shall be controlling in all matters relating to this Agreement.

17.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which collectively shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company, by its officer thereunder duly authorized, and the Participant, have caused this Restricted Stock Award Agreement to be executed as of the day and year first above written.

CFS BANCORP, INC.	PARTICIPANT

By:	By:
(EXECUTIVE NAME AND TITLE HERE)		(PARTICIPANT NAME HERE)

ATTEST:	By:

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